EXHIBIT 99.1

21st Century Holding Company Reports First Quarter 2009 Financial Results

LAUDERDALE LAKES, Fla., May 7, 2009 (GLOBE NEWSWIRE) -- 21st Century Holding Company (Nasdaq:TCHC), today reported results for the quarter ended March 31, 2009.

For the three months ended March 31, 2009, the Company reported net income of $303,220, or $0.04 per share on 8,013,894 average undiluted shares outstanding, as compared to net income of $4,308,589, or $0.54 per share on 7,912,692 average undiluted shares outstanding in the same three-month period last year. On a diluted share basis, the Company reported earnings of $0.04 per share for the three months ended March 31, 2009, based on 8,013,894 average diluted shares outstanding, as compared to $0.54 per share, based on 7,960,313 average diluted shares outstanding for the same three-month period last year.

Gross premiums written increased $0.8 million or 3.0% to $28.4 million for the three months ended March 31, 2009, as compared to $27.6 million for the same three-month period last year.

Net premiums earned decreased $4.7 million or 25.3% to $13.9 million for the three months ended March 31, 2009, as compared to $18.6 million for the same three-month period last year.

Total revenue decreased $4.4 million or 22.0% to $15.6 million for the three months ended March 31, 2009, as compared to $20.0 million for the same three-month period last year.

Total expenses increased $0.4 million or 2.8% to $15.4 million for the three months ended March 31, 2009, as compared to $15.0 million for the same three-month period last year.

Mr. Michael H. Braun, the Company's Chief Executive Officer, said, "Our growth initiatives are beginning to improve some of our business fundamentals, as seen in the increased written premium. These initiatives are expected to improve long-term shareholder value; however we expect to face Florida industry-wide challenges throughout the balance of this year. Such challenges include the impact of wind mitigation credits on policy premiums and expected rising reinsurance costs."

Mr. Braun and CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company at a conference call to be held on Thursday, May 7, 2009 at 4:30 p.m. (ET). Messrs. Braun and Prygelski invite interested parties to participate in the conference call. A live webcast of the call will be available online at http://www.21stcenturyholding.com (in the Conference Calls section). Listeners interested in participating in the Q&A session can access the conference call by dialing toll free 877-440-5784. Participants are advised to join the call at least five minutes in advance. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites commercial general liability insurance, homeowners' property and casualty insurance, flood insurance and personal automobile insurance in the State of Florida. The Company underwrites general liability coverage as an admitted carrier in the states of Alabama, Louisiana and Texas for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, California, Georgia, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the success of the Company's new growth and marketing initiatives and introduction of its new product lines, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida which affect the property and casualty insurance market; the costs of reinsurance and the collectability or reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC, including, but not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

                     21st CENTURY HOLDING COMPANY
                 Consolidated Statements of Operations
                              (Unaudited)

                                               Three Months Ended
                                                    March 31,
 Revenue:                                      2009           2008
                                          -------------  -------------
   Gross premiums written                 $ 28,430,928   $ 27,603,396
   Gross premiums ceded                       (328,077)            64
                                          -------------  -------------

     Net premiums written                   28,102,851     27,603,460
                                          -------------  -------------

   Decrease in prepaid reinsurance
    premiums                                (8,069,446)   (11,153,834)
   (Increase) Decrease in unearned
    premiums                                (6,128,557)     2,156,215
                                          -------------  -------------
     Net change in prepaid reinsurance
      premiums and unearned premiums       (14,198,003)    (8,997,619)
                                          -------------  -------------

     Net premiums earned                    13,904,848     18,605,841
   Commission income                           237,918        118,121
   Finance revenue                              82,759         85,749
   Managing general agent fees                 430,624        499,181
   Net investment income                       644,373      1,876,027
   Net realized investment losses             (536,541)    (1,649,377)
   Regulatory assessments recovered            547,509        321,905
   Other income                                312,058        184,188
                                          -------------  -------------

     Total revenue                          15,623,548     20,041,635
                                          -------------  -------------
 Expenses:
   Loss and loss adjustment expenses         8,872,965      7,874,332
   Operating and underwriting expenses       1,916,561      1,555,171
   Salaries and wages                        1,908,757      1,758,512
   Policy acquisition costs, net of
    amortization                             2,744,209      3,835,841
                                          -------------  -------------

     Total expenses                         15,442,492     15,023,856
                                          -------------  -------------

 Income before provision for income tax
  (benefit) expense                            181,056      5,017,779
 Provision for income tax (benefit)
  expense                                     (122,164)       709,190
                                          -------------  -------------
     Net income                           $    303,220   $  4,308,589
                                          =============  =============
 Basic net income per share               $       0.04   $       0.54
                                          =============  =============
 Fully diluted net income per share       $       0.04   $       0.54
                                          =============  =============

 Weighted average number of common shares
  outstanding                                8,013,894      7,912,692
                                          =============  =============

 Weighted average number of common shares
  outstanding (assuming dilution)            8,013,894      7,960,313
                                          =============  =============

 Dividends paid per share                 $       0.18   $       0.18
                                          =============  =============

                     21st CENTURY HOLDING COMPANY
                          Other Selected Data
                              (Unaudited)

 Balance Sheet
 -------------
                                                  Period Ending
                                             03/31/09       12/31/08
                                          -------------  -------------
 Total Cash & Investments                 $150,470,587   $150,642,267
 Total Assets                             $204,675,685   $197,101,997
 Unpaid Loss and Loss Adjustment Expense  $ 66,090,994   $ 64,775,241
 Total Liabilities                        $128,447,599   $120,871,081
 Total Shareholders' Equity               $ 76,228,086   $ 76,230,916
 Common Stock Outstanding                    8,013,894      8,013,894
 Book Value Per Share                     $       9.51   $       9.51

 Premium Breakout
 ----------------
                                                 3 Months Ending
 Line of Business                            03/31/09       03/31/08
 ----------------                         -------------  -------------
                                             (Dollars in thousands)
 Homeowners'                              $     23,028   $     19,990
 Commercial General Liability                    4,523          7,355
 Federal Flood                                     736             --
 Automobile                                        144            259
                                          -------------  -------------

 Gross Written Premiums                   $     28,431   $     27,603
                                          =============  =============
 Commercial General Liability
  Written Premium by State
 ----------------------------
                                                 3 Months Ending
 State                                       03/31/09       03/31/08
 -----                                    -------------  -------------
                                              (Dollars in thousands)
 Alabama                                  $         24   $         44
 Arkansas                                            1              8
 California                                         45             95
 Florida                                         3,412          4,883
 Georgia                                            86            187
 Louisiana                                         792          1,184
 South Carolina                                      1             32
 Texas                                             162            910
 Virginia                                           --             12
                                          -------------  -------------

 Gross Written Premiums                   $      4,523   $      7,355
                                          =============  =============

 Loss Ratios
 -----------
                                                3 Months Ending
 Line of Business                            03/31/09       03/31/08
 ----------------                         -------------  -------------
 Homeowners'                                     62.01%         38.58%
 Commercial General Liability                    65.98%         49.93%
 Automobile                                      91.01%          2.24%
 All Lines                                       63.81%         42.32%

CONTACT:  21st Century Holding Company
          Peter J. Prygelski, CFO
          (954) 308-1252
          (954) 581-9993